Exhibit 10.2

BANCFIRST SURVIVOR BENEFIT AGREEMENT

THIS BANCFIRST SURVIVOR BENEFIT AGREEMENT (the “Agreement”), is made as of this 15th day of November, 2006, at Oklahoma City, Oklahoma by and between Darryl Schmidt (hereinafter referred to as the “Employee”), and BancFirst, an Oklahoma banking corporation (hereinafter referred to as the “Bank”). In consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Employee and the Bank hereby agree as follows:

ARTICLE 1

Definitions

1.1 Administrator shall mean the Treasurer of the Bank or other person or persons appointed by the Board of Directors of the Bank to administer the Agreement pursuant to Article 6 of the Agreement.

1.2 Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 5 of the Agreement.

1.3 Bank shall mean BancFirst.

1.4 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.5 Agreement Year shall mean the calendar year.

1.6 Termination of Employment shall mean the date of the cessation of the Employee’s employment with the Bank for any reason whatsoever, whether voluntary or involuntary, including retirement or disability but not as a result of the Employee’s death.

ARTICLE 2

Participation

2.1 Enrollment. Employee shall file a completed and fully executed Bank Owned Life Insurance Consent Form and such other insurance applications and forms as may be reasonably requested by the Administrator; provided, this Agreement shall only become effective at such time as insurance coverage on the Employee has been secured for the Bank.

2.2 Insurability. The Employee is not automatically entitled to receive benefits provided under this Agreement. He must satisfy the requirements for the Bank to obtain insurance on his or her life before being eligible to receive benefits under the Agreement. The Employee shall cooperate with the Bank by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder. If the Employee refuses to so cooperate, the Bank shall have no further obligation to the Employee under the Agreement. In the event of the Employee’s suicide during the first two (2) years in the Agreement, or if the Employee makes any material misstatement of information, then no benefits shall be payable to the Employee under the Agreement, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.

ARTICLE 3

Death Benefits

3.1 Death Benefit. In the event of the Employee’s death prior to Termination of Employment, the Bank shall pay to the Employee’s Beneficiary a death benefit equal to one hundred and fifty thousand dollars ($150,000). The Beneficiary shall have no direct interest in the proceeds of any insurance policy purchased by the Bank to facilitate payment of the death benefit and any and all proceeds payable from any policy purchased pursuant to this Agreement on the life of the Employee shall belong to the Bank. The death benefit shall be paid within ten (10) days from receipt by the Bank of the death proceeds from the underlying life insurance policy.

3.2 Termination of Employment. Upon the Employee’s Termination of Employment for any reason, including retirement or disability, all benefits provided under this Agreement shall cease as of the effective date of such Termination of Employment.

ARTICLE 4

Amendment and Termination of Agreement

4.1 Amendment or Termination of the Agreement. The Bank may, at any time, direct the Administrator to amend or terminate the Agreement. In the event that the Bank terminates the Agreement, the Employee shall not have any interest in any insurance policy purchased by the Bank to provide benefits under this Agreement.

ARTICLE 5

Beneficiaries

5.1 Beneficiary Designation. The Employee shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Agreement shall be made in the event of the Employee’s death. The Beneficiary designation shall be effective when it is submitted in writing to, and acknowledged by, the Administrator during the Employee’s lifetime on a form prescribed by the Administrator.

5.2 Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Unless the Employee has made an irrevocable designation, any finalized divorce of a Employee subsequent to the date of a Beneficiary designation shall revoke such Executive’s Beneficiary designation, unless in the case of divorce, the previous spouse was not designated as Beneficiary.

5.3 Absence of Valid Designation. If the Employee fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary dies prior to complete distribution of the policy proceeds, then the Administrator shall direct the distribution of such benefits to the Employee’s estate.

ARTICLE 6

Administration/Claims Procedures

6.1 Administration. The Agreement will be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Agreement, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Agreement and (iv) to make all other determinations necessary or advisable for the administration of the Agreement, including determinations regarding eligibility for benefits payable under the Agreement. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. The Administrator shall not be liable for any determination, decision, or action made in good faith with respect to the Agreement. The Bank will indemnify and hold harmless the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act or omission in connection with the performance of such persons’ duties, responsibilities, and obligations under the Agreement, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

6.2 Notice of Right to Claim Benefits. The Administrator shall notify the Beneficiary or, where appropriate, the Employee’s estate, of a right to claim benefits under the Agreement, and shall provide instructions for the filing of such claim.

6.3 Claims Procedures. The Beneficiary or the Employee’s estate may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after receipt of the claim by the Administrator. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Agreement (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim (including applicable time limits and a statement of the claimant’s right bring a legal action following an adverse determination on review).

6.4 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrator shall issue a decision not later than sixty (60) days after the receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after the receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Agreement on which the decision is based.

ARTICLE 7

Miscellaneous

7.1 Successors of the Bank. The rights and obligations of the Bank under the Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Bank.

7.2 Nonassignability. The benefits provided under the Agreement may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Those benefits shall be exempt from the claims of creditors or other claimants of the Employee or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

7.3 No Right to Bank Assets. The benefits paid under the Agreement shall be paid from the general funds of the Bank, and any Beneficiary or the Employee’s estate shall be no more than unsecured general creditors of the Bank with no special or prior right to any assets of the Bank for payment of any obligations hereunder. In particular, the Employee, the Beneficiary, and the Employee’s estate shall not have any rights to any insurance policy purchased in connection with the Agreement regardless of whether the Employee is the insured under such policy.

7.4 Tax Liability and Withholding. The benefits paid under the Agreement shall be reduced to comply with any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the provision or payment of benefits under the Agreement.

7.5 Employment Not Guaranteed. Nothing contained in the Agreement nor any action taken hereunder shall be construed as a contract of employment or as giving the Employee any right to continued employment with the Bank.

7.6 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

7.7 Captions. The captions of the articles and paragraphs of the Agreement are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

7.8 Validity. In the event any provision of the Agreement is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Agreement.

7.9 Waiver of Breach. The waiver by the Bank of any breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by the Employee.

7.10 Notice. Any notice or filing required or permitted to be given to the Bank or the Employee under this Agreement shall be sufficient if in writing and hand-delivered, or sent by certified mail, in the case of the Bank, to the principal office of the Bank, directed to the attention of the Administrator, and in the case of the Employee, to the last known address of the Employee indicated on the employment records of the Bank. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for certification.

7.11 Applicable Law. In the event any provision of, or legal issue relating to, this Agreement is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Oklahoma.

[Signature page to follow]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed effective the 15th day of November, 2006.

“BANK”	BANCFIRST, an Oklahoma banking corporation

	By:	/s/ Randy Foraker
Randy Foraker, Treasurer

“EMPLOYEE”	/s/ Darryl Schmidt

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